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                                                               Exhibit 21.1



                            The PMI Group, Inc. - Subsidiaries


                                     Name Under Which
                                      Subsidiary Does          Jurisdiction of
Subsidiary Name                  Business (If Different)        Incorporation
---------------                  -----------------------        -------------

PMI Mortgage Insurance Co.                                        Arizona

Residential Guaranty Co.                                          Arizona

American Pioneer Title            Chelsea Title Company           Florida
Insurance Company

PMI Mortgage Services Co.                                        California

PMI Capital I                                                     Delaware

PMI Mortgage Guaranty Co.                                          Arizona

PMI Securities Co.                                                 Delaware